SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 1997

                         PLATRONICS, INC.
     (Exact name of registrant as specified in its charter)

   New Jersey            0-3425             22-1440857
(State or other       (Commission File      (IRS Employer
jurisdiction of                No.)          Identification
incorporation)                                      No.)


     301 Commerce Road, Linden, New Jersey         07036
(Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code (908) 862-3600

Item 1.   Changes in Control of Registrant.

     On July 23, 1997 Sheridan Printing Co., Inc. ("Sheridan"),
1425 Third Avenue, Alpha, New Jersey 08865 acquired control of the
Registrant.

     Sheridan acquired from July 1, 1997 to July 23, 1997, 540,500 shares of the common stock of the Registrant. 80,000 shares were acquired on the open market through normal broker transactions. 460,500 shares were acquired in a private transaction from John R. Palumbo, Jr., Anthony J. Palumbo III, James T. Palumbo and Jeffrey
J. Palumbo.

     The total consideration paid for the foregoing shares of the Registrant's stock was $360,800 which was paid by Sheridan from the operations of its business.

     Sheridan now owns 59.39% of the issued and outstanding shares of the Registrant.

     At a special meeting of the Board of Directors of the Registrant held on July 23, 1997, Ronald Knigge was elected to fill a long-standing vacancy on the Board of Directors; Jeffrey J. Palumbo and Anthony J. Palumbo III resigned from the Board of Directors; and Ralph J. Pocaro and Alan VanNess were elected to replace Jeffrey J. Palumbo and Anthony J. Palumbo III as members of the Board of Directors of the Registrant. John R. Palumbo, Jr. continues as a member of the Board of Directors.

     At that same meeting of the Board of Directors, Ronald Knigge was elected Chairman of the Board of Directors, President and Chief Executive Officer of the Registrant, John R. Palumbo, Jr. was elected Vice President of the Registrant, and Mary Lou Palumbo was elected as Secretary-Treasurer of the Registrant.

     Ronald Knigge has a general understanding with Sheridan that he will be granted stock options or other rights to acquire twenty-five (25%) percent of the issued and outstanding stock of the Registrant on terms which have not, as of the date of this report, been determined.

                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PLATRONICS, INC.

                                   By RONALD KNIGGE
                                      Ronald Knigge, Chairman,
                                      President & Chief Executive
                                      Officer
Date August 6, 1997